EXHIBIT 99.1

Home Federal Bancorp, Inc. Announces Third Quarter Earnings

NAMPA, Idaho, July 15, 2008 (PRIME NEWSWIRE) -- Home Federal Bancorp, Inc. (the "Company") (Nasdaq:HOME), the parent company of Home Federal Bank (the "Bank"), today announced third quarter earnings for the fiscal year ending September 30, 2008. For the quarter ended June 30, 2008, the Company reported net income of $1.1 million, or $0.07 per diluted share compared to $1.6 million, or $0.09 per diluted share, for the same period a year ago. Net income for the nine months ended June 30, 2008, was $3.0 million, or $0.19 per diluted share, compared to $4.1 million, or $0.24 per diluted share, for the same nine-month period a year ago. Earnings per share for the prior periods have been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which was completed on December 19, 2007.

Commenting on the third quarter's results and key strategic initiatives, Len E. Williams, President and CEO of Home Federal Bancorp, Inc., stated, "While we recorded a large provision for loan losses during the third quarter, we're pleased that our level of nonperforming assets has remained significantly below our peers. We are diligently monitoring our delinquent and nonperforming loans and our commitment to risk management is evidenced by our decision to realign our credit administration and workout team so that they report directly to me. We continue to take steps to build strong commercial and small business lending programs by acquiring key management personnel to lead the development of those programs. In order to become more efficient, lower costs and improve customer service in our consumer line of business, we reorganized our residential and consumer lending teams. We're also pleased to announce the groundbreaking of a new banking office in Boise, Idaho, which we expect to open in October 2008. Lastly, our capital position remains among the strongest in the industry with our stockholders' equity to assets ratio at 27.43%."

Operating Results

Revenues for the quarter ended June 30, 2008, which consisted of net interest income before the provision for loan losses plus noninterest income, increased 5% to $8.7 million, compared to $8.3 million for the quarter ended June 30, 2007. Net interest income before the provision for loan losses increased 11% to $5.9 million for the quarter ended June 30, 2008 compared to $5.3 million for the same quarter of the prior year. The increase in net interest income is primarily attributable to a decrease in interest expense. Federal Home Loan Bank borrowings balances are lower than in the same period of the prior year as maturing advances have been repaid with excess liquidity. In addition, current rates paid on deposits are lower than in the prior year.

Revenues for the nine months ended June 30, 2008, decreased 1% to $24.6 million, compared to $24.8 million for the same period of last year. Net interest income before the provision for loan losses for the nine months ended June 30, 2008, increased 4% to $16.7 million compared to $16.2 million for the same period of the prior year.

The Company's net interest margin increased 27 basis points to 3.29% for the quarter ended June 30, 2008, from 3.02% for the same quarter last year. The net interest margin for the nine months ended June 30, 2008 increased 12 basis points to 3.14% from 3.02% for the same period a year earlier. The improvement in the net interest margin is primarily attributable to the increase in interest earning assets that resulted from the proceeds of the Company's second step conversion and stock offering completed on December 19, 2007. In addition, decreases in interest expense and a shift in the loan portfolio toward higher yielding commercial loans from residential mortgage loans also contributed to the increase in the margin in 2008.

A provision for loan losses of $652,000 was established by management in connection with its analysis of the loan portfolio for the quarter ended June 30, 2008, compared to no provision for loan losses for the same quarter of the prior year. The provision for loan losses was $1.3 million for the nine months ended June 30, 2008, compared to $71,000 for the nine months ended June 30, 2007. The increase in the provision for the nine months ended June 30, 2008, reflects an increase in total classified assets compared to June 30, 2007, as well as a shift in the asset mix from residential loans toward commercial loans.

Noninterest income decreased $280,000, or 9%, to $2.7 million for the quarter ended June 30, 2008, compared to $3.0 million for the same quarter a year ago. The decrease was primarily attributable to a $278,000 decrease in gain on sale of one- to four-family residential loans in the secondary market, reflecting a slowdown in the local real estate market. For the nine months ended June 30, 2008, noninterest income decreased 10% to $7.8 million, compared to $8.7 million for the same period of the prior year. The decrease was primarily attributable to declines in the gain on sale of loans as well as service charges and fees which were $608,000 and $248,000 lower than the prior year, respectively.

Noninterest expense for the quarter ended June 30, 2008, increased $347,000, or 6%, to $6.2 million, from $5.8 million for the comparable period a year earlier. Compensation and benefit expenses increased $342,000, or 10%, to $3.8 million for the quarter ended June 30, 2008 as compared to $3.5 million for the same quarter a year ago. The majority of the increase is attributable to the reversal of incentive accruals in the prior year as well as the addition of employees to support the Bank's ongoing emphasis on commercial banking. However, compared to the prior quarter, compensation and benefit expenses decreased $213,000. The Company's efficiency ratio was 71.4% for the quarter ended June 30, 2008 compared to 70.0% for the same quarter a year ago and 77.8% in the fiscal second quarter.

Noninterest expense for the nine months ended June 30, 2008 increased $289,000 or 2% to $18.5 million from $18.2 million from the comparable period a year earlier. The efficiency ratio was 75.2% for the nine months ended June 30, 2008 compared to 73.2% for the same period of the prior year. The efficiency ratio increased as expenses increased slightly while the sum of net interest income and noninterest income decreased slightly for the nine months ended June 30, 2008.

Balance Sheet Growth

Total assets increased 2% to $741.9 million at June 30, 2008, compared to $728.3 million a year earlier. The increase in total assets was primarily attributable to $88.4 million in net proceeds raised from the Company's second-step conversion and stock offering completed on December 19, 2007, which was partially offset by a decrease in deposits and borrowings during this same period of $36.3 million and $43.7 million, respectively. Net loans (excluding loans held for sale) at June 30, 2008 decreased 4.8% to $468.3 million, compared to $491.8 million at June 30, 2007. One- to four-family residential loans represented 46% of the Bank's loan portfolio at June 30, 2008, compared to 53% at June 30, 2007. Commercial loans, including commercial real estate loans, accounted for 43% of the Bank's loan portfolio at June 30, 2008, compared to 39% at June 30, 2007. In the future, subject to market conditions, the Bank plans to continue its increased emphasis on commercial and small business banking products. Mortgage-backed securities increased $28.0 million to $194.8 million at June 30, 2008, compared to $166.8 million at June 30, 2007. The increase is attributable to purchases made with proceeds from the Company's second step conversion and stock offering. All securities purchased were issued by U.S. government sponsored enterprises.

Non-performing assets were $4.2 million or 0.56% of total assets at June 30, 2008, compared to $520,000 or 0.07% at June 30, 2007, and $2.3 million, or 0.30% at March 31, 2008. The increase in non-performing assets is consistent with both local and national trends. While we believe our credit quality remains solid, management continues to keep a vigilant watch on the local market, closely monitoring and managing credit quality, specifically acquisition and development and real estate construction loans. The Bank has recognized and identified the risk of acquisition and development lending and has limited its exposure in this area. However, approximately $318,000 of the provision for the third quarter was related to acquisition and development projects. The allowance for loan losses was $3.8 million, or 0.81% of gross loans, at June 30, 2008, compared to $2.7 million, or 0.56% of gross loans, at June 30, 2007.

Deposits decreased 9% to $382.3 million at June 30, 2008, compared to $418.7 million at June 30, 2007. Demand deposits and savings accounts increased $10.5 million, or 6%, to $202.1 million at June 30, 2008. The increase was a result of growth in money market and non-interest bearing commercial demand deposit accounts. Certificates of deposit decreased $46.8 million, or 21%, to $180.3 million at June 30, 2008, compared to $227.1 million at June 30, 2007. The decrease in certificates of deposit was primarily the result of the Bank choosing not to match rates offered by local competitors that in some instances exceeded the Bank's cost of alternative funding sources. Advances from the FHLB decreased 23% to $145.6 million at June 30, 2008 compared to $189.3 million at June 30, 2007. The decrease resulted from maturing advances being repaid with excess liquidity.

Stockholders' equity increased $93.5 million, or 85%, to $203.5 million at June 30, 2008, compared to $110.0 million at June 30, 2007. The increase was primarily a result of the $88.4 million in net proceeds received from the second-step conversion and stock offering. The Company sold approximately 9.4 million shares of stock in its subscription, community and syndicated community offerings and issued approximately 7.1 million shares of its stock in exchange for the previously outstanding shares of the Bank's former mid-tier holding company, Home Federal Bancorp, Inc. A portion of the offering proceeds was used to make a loan to our employee stock ownership plan ("ESOP"), which purchased approximately 816,000 shares of the Company's common stock for an aggregate of $8.2 million.

Other significant activity among equity accounts over the past twelve months included $4.2 million in net income, the allocation of earned ESOP shares, equity compensation and the exercise of stock options totaling $2.0 million, and a $1.4 million increase in unrealized gains on securities available for sale, offset by $2.4 million in cash dividends paid to stockholders. The Company's book value per share as of June 30, 2008 was $11.73 per share based upon 17,348,229 outstanding shares of common stock.

About the Company

Home Federal Bancorp, Inc. is a Maryland corporation headquartered in Nampa, Idaho, and is the savings and loan holding company of Home Federal Bank, a federal savings bank that was originally organized as a building and loan association in 1920. The Company serves the Treasure Valley region of southwestern Idaho that includes Ada, Canyon, Elmore and Gem Counties, through 15 full-service banking offices and one loan center. The Company's common stock is traded on the NASDAQ Global Select Market under the symbol "HOME." The Company's stock is also included in the America's Community Bankers NASDAQ Index. For more information, visit the Company's web site at www.myhomefed.com.

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA") and are made pursuant to the safe harbors of the PSLRA. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Actual results could be materially different from those expressed or implied by the forward-looking statements. Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, the credit risk of lending activities, including changes in the level and trend of loan delinquencies and write-offs; results of examinations by our banking regulators, regulatory and accounting changes, the value of mortgage servicing rights, risks related to construction and development lending, commercial and small business banking and other risks. Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended September 30, 2007, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.

 HOME FEDERAL BANCORP, INC. AND
 SUBSIDIARY
 CONSOLIDATED BALANCE SHEETS          June 30,  Sept. 30,   June 30,
 (In thousands, except share data)      2008       2007       2007
 (Unaudited)                         ---------  ---------  ---------
 ASSETS

  Cash and amounts due from
   depository institutions           $  25,187  $  20,588  $  23,086
  Certificates of deposit in
   correspondent bank                    5,000         --         --
  Mortgage-backed securities
   available for sale, at fair value   194,753    162,258    166,755
  FHLB stock, at cost                    9,591      9,591      9,591
  Loans receivable, net of allowance
   for loan losses of $3,801, $2,988
   and $2,748                          468,343    480,118    491,768
  Loans held for sale                    3,971      4,904      4,363
  Accrued interest receivable            2,799      2,804      2,880
  Property and equipment, net           14,356     12,364     12,271
  Mortgage servicing rights, net         1,840      2,047      2,269
  Bank owned life insurance             11,482     11,168     11,065
  Real estate and other property
   owned                                   707        549        153
  Deferred income tax asset              1,765      1,245      1,757
  Other assets                           2,154      2,318      2,357
                                     ---------  ---------  ---------
   TOTAL ASSETS                      $ 741,948  $ 709,954  $ 728,315
                                     =========  =========  =========

 LIABILITIES AND STOCKHOLDERS' EQUITY

 LIABILITIES
  Deposit accounts:

   Noninterest-bearing demand
    deposits                         $  35,258  $  38,643  $  34,368
   Interest-bearing demand deposits    140,401    127,659    133,770
   Savings deposits                     26,409     23,116     23,465
   Certificates of deposit             180,274    215,191    227,095
                                     ---------  ---------  ---------
    Total deposit accounts             382,342    404,609    418,698
  Advances by borrowers for taxes and
   insurance                               657      1,605        921
  Interest payable                         580        731        773
  Deferred compensation                  5,028      4,515      4,418
  FHLB advances                        145,582    180,730    189,264
  Other liabilities                      4,227      5,127      4,243
                                     ---------  ---------  ---------
   Total liabilities                   538,416    597,317    618,317
 STOCKHOLDERS' EQUITY
  Serial preferred stock, $.01 par
   value; 10,000,000 authorized,
   issued and outstanding, none             --         --         --
  Common stock, $.01 par value;
   90,000,000 authorized, issued and
   outstanding:
    June 30, 2008 - 17,391,517
     issued, 17,348,229 outstanding        173        152        152
    Sept. 30, 2007 - 15,278,803
     issued, 15,232,243 outstanding
    June 30, 2007 - 15,278,803
     issued, 15,232,243 outstanding
  Additional paid-in capital           157,089     59,613     59,209
  Retained earnings                     59,707     58,795     57,922
  Unearned shares issued to ESOP       (11,329)    (3,698)    (3,808)
  Accumulated other comprehensive
   loss                                 (2,108)    (2,225)    (3,477)
                                     ---------  ---------  ---------
   Total stockholders' equity          203,532    112,637    109,998
                                     ---------  ---------  ---------
   TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY             $ 741,948  $ 709,954  $ 728,315
                                     =========  =========  =========

 HOME FEDERAL BANCORP, INC. AND SUBSIDIARY
 CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except share data)
 (Unaudited)
               Three Months Ended           Nine Months Ended
                    June 30,                    June 30,
            ------------------------    --------------------------
                2008        2007           2008           2007
            -----------  -----------    -----------    -----------

 Interest
  and
  dividend
  income:
  Loan
   interest $     7,544  $     8,334    $    23,390    $    25,331
  Investment
   interest         117          179            891            223
  Mortgage-
   backed
   security
   interest       2,372        2,123          6,463          6,673
  FHLB
   dividends         60           14            110             33
            -----------  -----------    -----------    -----------
   Total
    interest
    and
    dividend
    income       10,093       10,650         30,854         32,260
            -----------  -----------    -----------    -----------
 Interest
  expense:
  Deposits        2,429        3,131          8,515          9,146
  FHLB
   advances       1,752        2,207          5,594          6,942
            -----------  -----------    -----------    -----------
   Total
    interest
    expense       4,181        5,338         14,109         16,088
            -----------  -----------    -----------    -----------
   Net
    interest
    income        5,912        5,312         16,745         16,172
 Provision
  for loan
  losses            652         --            1,317             71
            -----------  -----------    -----------    -----------
   Net
    interest
    income
    after
    provision
    for loan
    losses        5,260        5,312         15,428         16,101
            -----------  -----------    -----------    -----------
 Noninterest
  income:
  Service
   charges
   and fees       2,396        2,318          6,731          6,979
  Gain on
   sale of
   loans            213          491            560          1,168
  Increase in
   cash
   surrender
   value of
   bank owned
   life
   insurance        106          102            314            301
  Loan
   servicing
   fees             116          134            369            420
  Mortgage
   servicing
   rights,
   net              (63)         (48)          (206)          (223)
  Other             (33)          18             75             39
            -----------  -----------    -----------    -----------
   Total
    non-
    interest
    income        2,735        3,015          7,843          8,684
            -----------  -----------    -----------    -----------
 Noninterest
  expense:
  Compensation
   and
   benefits       3,840        3,498         11,592         11,363
  Occupancy
   and
   equipment        771          716          2,242          2,145
  Data
   processing       615          548          1,668          1,549
  Advertising       241          362            786            940
  Postage and
   supplies         147          167            468            487
  Professional
   services         130          209            533            620
  Insurance
   and
   taxes            158          114            383            323
  Other             272          213            809            765
            -----------  -----------    -----------    -----------
   Total
    non-
    interest
    expense       6,174        5,827         18,481         18,192
            -----------  -----------    -----------    -----------
 Income
  before
  income
  taxes           1,821        2,500          4,790          6,593
 Income tax
  expense           702          934          1,779          2,517
            -----------  -----------    -----------    -----------
   NET
    INCOME  $     1,119  $     1,566    $     3,011    $     4,076
            ===========  ===========    ===========    ===========

 Earnings
  per
  common
  share:
  Basic     $      0.07  $      0.09(1) $      0.19(1) $      0.25(1)
  Diluted          0.07         0.09(1)        0.19(1)        0.24(1)
 Weighted
  average
  number of
  shares
  out-
  standing:
  Basic      16,007,599   16,615,053(1)  16,237,911(1)  16,579,847(1)
  Diluted    16,043,435   16,716,164(1)  16,255,548(1)  16,717,563(1)

 Dividends
  declared
  per
  share:    $     0.055  $     0.048(1) $     0.158(1) $     0.145(1)

 (1) Earnings per share, dividends per share and average common shares outstanding have been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which occurred on December 19, 2007.

 HOME FEDERAL BANCORP, INC. AND SUBSIDIARY
 ADDITIONAL FINANCIAL INFORMATION
 (Dollars in thousands, except share data) (Unaudited)

                                       At Or For The
                                        Nine Months     At Or For The
                                           Ended         Year Ended
                                       June 30, 2008   Sept. 30, 2007
                                      ---------------  ---------------
 FINANCIAL CONDITION DATA
   Average interest-earning
    assets                                $710,165         $703,675
   Average interest-bearing
    liabilities                            522,078          582,936
   Net average earning assets              188,087          120,739
   Average interest-earning
    assets to average
    interest-bearing liabilities           136.03%          120.71%
   Stockholders' equity to assets            27.43            15.87

 ASSET QUALITY
   Allowance for loan losses                $3,801           $2,988
   Non-performing loans                      3,462            1,531
   Non-performing assets                     4,169            2,080
   Allowance for loan losses to
    non-performing loans                   109.79%          195.17%
   Allowance for loan losses to
    gross loans                               0.81             0.62
   Non-performing loans to
    gross loans                               0.73             0.32
   Non-performing assets to
    total assets                              0.56             0.30

                     At Or For The                At Or For The
                     Three Months               Nine Months Ended
                     Ended June 30,                 June 30,
                ----------------------     -------------------------
                   2008        2007           2008            2007
                ----------  ----------     ----------     ----------
 SELECTED
  PERFORMANCE
  RATIOS
  Return on
   average
   assets (1)         0.59%       0.85%          0.54%          0.72%
  Return on
   average
   equity (1)         2.18        5.63           2.24           4.92
  Net interest
   margin (1)         3.29        3.02           3.14           3.02
  Efficiency
   ratio (2)         71.40       69.98          75.16          73.19

 PER SHARE DATA
  Basic
   earnings
   per share       $  0.07     $  0.09(4)     $  0.19(4)     $  0.25(4)
  Diluted
   earnings
   per share          0.07        0.09(4)        0.19(4)        0.24(4)
  Book value
   per share         11.73        6.36(4)       11.73           6.36(4)
  Cash dividends
   declared per
   share             0.055       0.048(4)       0.158(4)       0.145(4)
  Average
   number of
   shares
   outstanding:
   Basic (3)    16,007,599  16,615,053(4)  16,237,911(4)  16,579,847(4)
   Diluted (3)  16,043,435  16,716,164(4)  16,255,548(4)  16,717,563(4)

 (1) Amounts are annualized.
 (2) Noninterest expense divided by net interest income plus noninterest income.
 (3) Amounts calculated exclude ESOP shares not committed to be released and unvested restricted shares granted under the 2005
     Recognition and Retention Plan.
 (4) Earnings per share, book value per share, dividends per share and average common shares outstanding have been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which occurred on December 19, 2007.

CONTACT:  Home Federal Bancorp, Inc.
          Len E. Williams, President & CEO
          Eric S. Nadeau, EVP, Treasurer & CFO
          208-466-4634
          www.myhomefed.com